EXHIBIT 21.1

RESMED INC.

SUBSIDIARIES OF THE REGISTRANT

ResMed Corporation (a Minnesota corporation)

ResMed Assembly US Inc. (a Delaware corporation)

ResMed (Malaysia) Sdn Bhd (a Malaysian Corporation) (2)

ResMed (UK) Limited (a United Kingdom corporation) (1)

ResMed Asia Pacific Limited (incorporated under the laws of New South Wales, Australia) (1)

ResMed Beteiligungs GmbH (a German corporation) (3)

ResMed EAP Holdings Inc. (A Delaware corporation)

ResMed Finland Oy (a Finland corporation)

ResMed Holdings Limited (incorporated under the laws of New South Wales, Australia)

ResMed Hong Kong Limited (a Hong Kong corporation) (2)

ResMed International Inc (a Delaware corporation)

ResMed KK (a Japanese corporation) (2)

ResMed Limited (incorporated under the laws of New South Wales, Australia) (1)

ResMed New Zealand Limited (a New Zealand Corporation) (2)

ResMed Priess GmbH (a German corporation) (4)

ResMed Priess GmbH and Co KG (a German corporation) (2)

ResMed R&D Limited (incorporated under the laws of New South Wales, Australia) (1)

ResMed SA (a French corporation) (2)

ResMed Singapore Pte Ltd (a Singaporean corporation) (2)

ResMed Spain SL (a Spanish corporation) (2)

ResMed Sweden AB (a Swedish corporation) (2)

Servo Magnetics Inc. (a Delaware corporation)

Labhardt AG (A Swiss corporation) (2)

MAP Hirsch Medizintechnik für Arzt und Patient GmbH (an Austrian corporation) (5)

MAP Medische Techniek voor Arts en Patient BV (a Dutch corporation) (5)

MAP Medizintechnik für Arzt und Patient GmbH (a Swiss corporation) (5)

MAP Medizin-Technologie GmbH (a German corporation) (4)

Treffpunkt Schlaff GmbH & Co. KG (a German corporation) (6)

(1)	A subsidiary of ResMed Holdings Limited
(2)	A subsidiary of ResMed EAP Holdings Inc.
(3)	A subsidiary of ResMed International Inc.
(4)	A subsidiary of ResMed Beteiligungs GmbH
(5)	A subsidiary of MAP Medizin-Technologie GmbH
(6)	Jointly owned by MAP Medizin-Technologie GmbH and ResMed Priess GmbH and Co KG